Exhibit 99.1

FOR IMMEDIATE RELEASE

Auto Parts 4 Less Group Inc. Announces Successful Debt Conversion to Strengthen Balance Sheet

Las Vegas, NV – 03/11/2024 – Auto Parts 4 Less Group Inc. (OTC: FLES) (“AutoParts4Less,” “the Company”), a technology-driven e-commerce leader in the automotive parts sector, is pleased to announce a significant milestone in its ongoing efforts to improve its financial position. On March 6th and 8th 2024, the Company successfully converted debt and accounts payable totaling $1,195,506 into common stock, with a two-year lockup period.

“This debt conversion is a testament to our commitment to cleaning up our balance sheet and working collaboratively with our lenders to propel the company forward,” said Christopher Davenport, CEO of Auto Parts 4 Less Group Inc. “The conversion of $549,978 and $645,000 in debt and accounts payable into common stock, with a two-year lockup, demonstrates the confidence our creditors have in our long-term vision and growth prospects.”

These agreements represents a crucial step in the Company’s strategy to reduce its liabilities and strengthen its equity position. “This is great news for our company and our investors,” added Davenport. “By removing this debt and accounts payable from our balance sheet, we are enhancing our financial health and positioning ourselves for future success.”

The conversion of debt to common stock not only alleviates the immediate financial burden on Auto Parts 4 Less but also aligns the interests of the Company and its creditors for the long-term. The two-year lockup period further underscores the commitment of all parties to the continued success and growth of Auto Parts 4 Less.

“We are dedicated to maintaining a strong balance sheet and pursuing strategic opportunities that will drive value for our shareholders,” concluded Davenport. “This debt conversion is a significant milestone in our journey, and we look forward to sharing more updates on our progress in the near future.”

About Auto Parts 4 Less Group Inc.

Auto Parts 4 Less Group Inc. (OTC: FLES) is a leading online marketplace for automotive parts, operating AutoParts4Less.com and LiftKits4Less.com. The Company is dedicated to providing a diverse range of high-quality automotive parts and accessories to customers in the jeep, truck, and off-road enthusiast market. With a focus on growth and innovation, Auto Parts 4 Less Group Inc. aims to be a top destination for automotive parts and accessories.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Industry data provided herein is of no predictive value regarding the future sale of the Company’s products. No information in this press release should be construed as any indication whatsoever of the Company’s future financial results, revenues, or stock price.

Contact:

Christopher Davenport, CEO

Auto Parts 4 Less Group Inc.

Email: investorrelations@ap4less.com